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                                                                    EXHIBIT 12.1

                      STATEMENT OF COMPUTATION OF RATIO OF
                           EARNINGS TO FIXED CHARGES

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
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                                                                                             SIX MONTHS ENDED
                                                                                           ---------------------
                                                                                           MARCH 31,   MARCH 30,
       ($ IN MILLIONS)          1995    1996    1997    1998     1999     2000     2001      2001        2002
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

EARNINGS:
  Pretax income from
    continuing operations.....  $36.3   $ 1.3   $69.6   $61.9   $117.0   $116.3   $ 28.7    $ 56.5       $29.0
  Interest expense............  $24.6    25.0    25.2    32.2     79.1     93.9     87.7      47.4        40.2
  Interest factor on rents....    4.9     4.6     4.1     4.5      6.1      5.9      7.3       5.3         4.5
  Losses incurred by majority-
    owned subsidiaries not
    recorded..................     --      --      --    -0.5     -0.2      0.4      0.4       0.5         0.5
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                                $65.8   $30.9   $98.9   $98.1   $202.0   $215.7   $123.3    $108.7       $73.2
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FIXED CHARGES:
  Interest expense............  $24.6   $25.0   $25.2   $32.2   $ 79.1   $ 93.9   $ 87.7    $ 47.4       $40.2
  Interest capitalized........    0.2      --     0.4     0.8      1.0      2.1      3.1       1.2         0.6
                                -----   -----   -----   -----   ------   ------   ------    ------       -----
    Interest incurred.........   24.8    25.0    25.6    33.0     80.1     96.0     90.8      48.6        40.8
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Rent expense..................   14.7    14.0    12.3    13.5     18.5     17.9     22.0      16.0        13.5
Estimated interest factor.....     33%     33%     33%     33%      33%      33%      33%       33%         33%
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    Interest factor on
      rents...................    4.9     4.6     4.1     4.5      6.1      5.9      7.3       5.3         4.5
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      Total fixed charges.....  $29.7   $29.6   $29.7   $37.5   $ 86.2   $101.9   $ 98.1    $ 53.9       $45.3
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Ratio of earnings to fixed
  charges                         2.2     1.0     3.3     2.6      2.3      2.1      1.3       2.0         1.6
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